Exhibit 23.9

CONSENT OF NOMINEE FOR DIRECTOR

The undersigned understands that Community Banks, Inc. (the “Company”) intends to elect or appoint the undersigned as a member of the Company’s board of directors. The undersigned hereby consents to be named as a director nominee in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-123765) and to serve as a director of the Company if elected or appointed.

/s/    MELVIN PANKUCH

Dated: April 22, 2005